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                                                                     Exhibit 2.2

                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT


     This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of October 1, 2000 (this "Amendment") is made by and among AGL Resources Inc., a Georgia Corporation ("Buyer"), Consolidated Natural Gas Company, a Delaware corporation ("Seller"), Virginia Natural Gas, Inc., a Virginia corporation ("VNG") and Dominion Resources, Inc., a Virginia corporation ("DRI").

                                   RECITALS
                                   --------

     A. Buyer, Seller, VNG and CNG are parties to a Stock Purchase Agreement dated as of May 8, 2000 (the "Agreement").

     B. The parties have previously entered into letter agreements dated June 22, 2000 and August 15, 2000 amending the Stock Purchase Agreement. This Amendment is intended to supercede all such amendments.

     C. The parties hereto wish to amend certain provisions of the Agreement to provide for an effective date of the transaction as of October 1, 2000 for accounting and other related purposes and make other amendments as herein provided.

     NOW THEREFORE, the parties hereby agree as follows:

A.  AMENDMENTS
    ----------

     1. Article I of the Agreement is amended by inserting the following definition:

            "Effective Date" means October 1, 2000
             --------------

and deleting the definition of "Claim" in its entirety.
                                -----

     2. Section 2.1.2 of the Agreement is amended to read in its entirety as follows:

            2.1.2  Purchase Price. The consideration to be paid for the VNG
                   --------------
            Stock (the "Purchase Price") shall be $ 550,000,000 plus the amount by which the book value of the Working Capital of VNG on the Effective Date exceeds $21,888,000, or minus the amount by which the book value of such Working Capital is less than $21,888,000. The term "Working Capital" as used herein shall mean current assets less current liabilities determined in accordance with U.S. GAAP; provided, however, that for the purposes of this definition, current liabilities as of any date shall not include any payables to any Affiliates of VNG including amounts borrowed as of such date by VNG from the "System Money Pool" described in Note 13 to the 1999 audited VNG financial statements, and current assets shall not include receivables from any Affiliates of VNG.
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            The computation of Working Capital as of December 31, 1999 is set
            forth on Schedule 2.1.2. At the Closing, Buyer will pay Seller an amount (the "Estimated Purchase Price") determined by Seller's Auditors on the basis hereinabove set forth using the unaudited balance sheet of VNG for the end of August, 2000, subject to such adjustments to reflect known variances in Working Capital as may be mutually agreeable to the parties. The Estimated Purchase Price shall be paid by wire transfer of immediately available funds to an account designated by Seller.

     3. Section 2.1.3(a) is amended by deleting the reference to "Closing Date" and inserting in its place, "Effective Date".

     4. The first two sentences of Section 2.1.4 are amended to read in their entirety as follows:

            In the event that a Section 338(h)(10) Election is made pursuant to
            Section 5.4.8, Buyer and Seller agree that the Purchase Price and the liabilities of VNG (plus other relevant items) as of the Effective Date will be allocated to the assets of VNG as of the Effective Date for federal income tax purposes in accordance with the Final Allocation. Buyer shall deliver to Seller at Closing a preliminary allocation of the Purchase Price and liabilities (plus other relevant items) as of the Effective Date among the assets of VNG as of the Effective Date, and, as soon as possible following the Closing (but in any event within 90 days following the completion of the adjustments to the Purchase Price contemplated by Section 2.1.3), Buyer shall prepare and deliver to Seller a final allocation of the Purchase Price and liabilities (plus other relevant items), reflecting all adjustments to the Purchase Price contemplated by
            Section 2.1.3, among the assets of VNG (the "Allocation").

     5.  Section 3.9 is amended to read it its entirety as follows:

            Section 3.9 Material Contracts. The Contracts listed in Schedule 3.9
                        ------------------                          ------------
            include all of the Material Contracts; provided, however, that no Contract shall be deemed a Material Contract solely by reason of the fact that it is listed on Schedule 3.9. Seller has provided to Buyer
                                      ------------
            true, correct and complete copies of all contracts listed on
            Schedule 3.9. Except as otherwise set forth in Schedule 3.9, (i)
            ------------                                   ------------
            each Material Contract is valid, binding and in full force and effect, and is enforceable by VNG in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), (ii) VNG has performed the material obligations required to be performed by it to date under each Material Contract, and
            (iii) to the Knowledge of Seller, there has not occurred any material default by any

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            other party under any Material Contract nor any event that with or without the giving of notice or lapse or time, or both, would constitute a material default under any Material Contract. For the purposes of the immediately preceding sentence but not for any other purposes hereunder, "Material Contract" shall be deemed to include each of the transition services agreement and the software license agreement executed by Seller and VNG as contemplated by Sections
            5.11.1 and 5.11.2 hereof.

     6. Section 5.4 is amended by deleting all references to "Closing Date" or "Closing" and inserting in their place the following: "Effective Date".

     7.  Section 5.7.2 is amended to read in its entirety as follows:

            5.7.2 From the Closing Date through January 28, 2006, Buyer shall cause to be maintained in effect a policy of officers' and directors' liability insurance with respect to the officers and directors of VNG with an aggregate policy limit of $100 million and, except for the aggregate policy limit, containing terms and conditions that are not materially less advantageous than the policy maintained on behalf of VNG immediately prior to Closing (the "Buyer D&O Policy"). The Buyer D&O Policy shall cover claims arising from facts or events that occurred after January 28, 2000 and prior to Closing. Prior to January 28, 2006, Seller shall not in bad faith terminate the directors' and officers' coverage maintained by Seller in effect for VNG as of the Closing.

     8. Section 5.8 of the Agreement is amended to read in its entirety as follows:

         Section 5.8 Employee Matters.
                     ----------------

            5.8.1 Certain Employees.
                  -----------------

                    (a)  Related Company Employees. Schedule 5.8.1 lists those
                         -------------------------  --------------
           employees (including employees who are absent from work on account of vacation, disability, layoff, leave of absence or for any other reason on the Effective Date) of one or more Affiliates of VNG (including Seller) whom Seller deems to be principally associated with the assets or operations of VNG. At least 30 days prior to Closing, Buyer shall notify Seller of those employees listed on
           Schedule 5.8.1 to whom Buyer elects to offer employment with VNG. If
           --------------
           Buyer fails to so notify Seller, Buyer shall be deemed to have elected not to offer employment to any employee listed on Schedule
                                                                     --------
           5.8.1. Neither VNG nor Buyer shall be liable for the benefits or
           -----
           payments described in Section 3.13.7 with respect to such individuals listed in Schedule 5.8.1. Those employees to whom Buyer notifies
                     --------------
           Seller that it elects to offer employment are referred to as the "Related Company Employees." Buyer agrees to offer employment,
            --------------------------
           effective as of the Effective Date, to the Related Company Employees at salaries that are

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           initially equal to those salaries in effect for such Related Company
           Employees immediately prior to the Effective Date. Neither Buyer nor VNG shall have any liability for employee benefits or severance, change in control, retention or other payments due to any individual listed on Schedule 5.8.1 who does not become a Related Company
                     --------------
           Employee.

                    (b)  Union Employees.  VNG shall recognize the Local 50 of
                         ---------------
          the International Brotherhood of Electrical Workers as the bargaining representative for VNG Employees currently represented, acknowledging the continuation of the applicable Collective Bargaining Agreement through its term and the continuation of the employment of all union employees as of the Effective Date.

          5.8.2 Employee Benefits.  Buyer agrees to provide non-union VNG
                -----------------
     Employees from the Effective Date until the later of December 31, 2001 or one year from the Effective Date, benefits that are substantially comparable in the aggregate to the benefits available to non-union VNG Employees. For purposes of this Section 5.8.2, "benefits" shall mean any broad-based Employee Plans as of May 8, 2000 (excluding non-qualified or deferred compensation plans as well as the employee stock ownership plan) that are governed by ERISA other than any benefits conferred by or promised under an agreement with an individual. Notwithstanding the foregoing, Buyer agrees to provide non-union VNG Employees who have retired prior to the Effective Date, benefits that are equivalent to those benefits that would have been available to those employees had they remained covered under the System Retiree Medical Insurance Plan of Consolidated Natural Gas and its Participating Subsidiaries for Employees Who Are Not Represented by a Recognized Union (the "CNG Retiree Medical Plan") (or under a successor plan) for a period of 5 years from the Effective Date; provided, to the extent the benefits under the CNG Retiree Medical Plan or its successor plan are reduced, Buyer's plan may similarly be reduced, but Buyer is not required to increase benefits above the level available under the CNG Retiree Medical Plan as in effect on May 8, 2000. Unless the existing coverages are continued pursuant to the Transition Services Agreement, as of the Effective Date, Buyer shall, and shall cause VNG to (i) waive all pre-existing conditions, exclusions, actively-at-work provisions, waiting periods and any other similar conditions or requirements with respect to participation and coverage of non-union VNG Employees and their covered dependents under any group health plan in which VNG Employees may be eligible to participate after the Effective Date; (ii) provide each non-union VNG Employee with credit for payments made by such non-union VNG Employee or his covered dependents prior to the Effective Date for purposes of satisfying any applicable deductible, coinsurance or out-of-pocket requirements under any health insurance plan in which non-union

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     VNG Employees or covered dependents may be eligible to participate after the Effective Date; and (iii) provide credit to non-union VNG Employees for purposes of determining eligibility to participate, vesting and benefit accrual under any employee benefit plan, program or arrangement in which non-union VNG Employees may be eligible to participate after the Effective Date, for service prior to the Effective Date with VNG, its Affiliates and predecessors (but only to the extent recognized by VNG and its Affiliates for such purposes immediately preceding the Effective Date); provided, that
                                                                  --------
     the foregoing shall not apply to the extent it would result in duplication of benefits. As of the Effective Date, VNG shall cease to be a participating employer in any and all Employee Plans, except the Employee Plans that are solely sponsored by VNG prior to the Effective Date.

          5.8.3 Section 401(k) Plan.
                -------------------

               (i) As soon as practicable following the Closing, Buyer shall establish a defined contribution plan and trust (or amend an existing defined contribution plan) for non-union VNG Employees, which shall be qualified under Sections 401 and 501 of the Internal Revenue Code and which shall provide for salary reduction contributions pursuant to
          Section 401(k) of the Code ("Buyer's 401(k) Plan").

               (ii) Buyer's 401(k) Plan shall provide that each non-union VNG Employee be given credit for the VNG Employee's service with VNG, its Affiliates and its predecessor companies for purposes of determining the non-union VNG Employee's eligibility to participate, eligibility for benefits and vesting under Buyer's 401(k) Plan. Buyer shall ensure that all "section 411(d)(6) protected benefits" (as defined in Treasury Regulation 1.411(d) (4)) provided by the System Thrift Plan of Consolidated Natural Gas Company and Its Participating Subsidiaries for Employees Who Are Not Represented By A Recognized Union (the "Seller's 401(k) Plan") are preserved in Buyer's 401(k) Plan. VNG Employees will not accrue additional benefits after the Effective Date under defined contribution plans maintained by Seller or any of its Affiliates.

               (iii) VNG shall cease to participate in Seller's 401(k) Plan as of the Effective Date. Assets of Seller's 401(k) Plan equal to the account balances of non-union VNG Employees under Seller's 401(k) Plan (whether or not vested) will be transferred to Buyer's 401(k) Plan as soon as practicable after the Closing. Any outstanding plan loans to non-union VNG Employees shall be transferred with the underlying accounts. Assets shall be transferred in cash unless otherwise determined by the Buyer.

               (iv) The account balances of non-union VNG Employees in Seller's 401(k) Plan will be valued as of the date on which the transfer is made. The account balances of VNG Employees in Seller's 401(k) Plan shall share in the earnings, appreciation and depreciation of Seller's 401(k) Plan for the period between the Closing and the date on which the transfer is made. Any benefits that are payable to non-union VNG Employees from Seller's 401(k) Plan after the Closing and before the assets are

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          transferred shall be paid from Seller's 401(k) Plan in the ordinary course. The amount to be transferred to Buyer's 401(k) Plan shall be reduced by the amount of such payments. The account balances to be credited for non-union VNG Employees under Buyer's 401(k) Plan shall not be less than the account balances of non-union VNG Employees under Seller's 401(k) Plan as of the date on which the transfer is made.

               (v) Effective on the date of the transfer of Seller's 401(k) Plan assets, (i) Buyer and Buyer's 401(k) Plan shall assume all liabilities in connection with the account balances of non-union VNG Employees under Seller's 401(k) Plan, and (ii) Seller, its Affiliates and Seller's 401(k) Plan shall have no further liability with respect to the account balances of non-union VNG Employees. Seller and its Affiliates shall have no liability with respect to Buyer's 401(k) Plan.

               (vi) Buyer shall request that the Internal Revenue Service issue a favorable determination letter with respect to the qualification under Sections 401 and 501 of the Internal Revenue Code of Buyer's 401(k) Plan and its related trust. Buyer shall make such changes to Buyer's 401(k) Plan as may be required by the Internal Revenue Service in order for the Internal Revenue Service to issue a favorable determination letter. Buyer shall provide Seller with a copy of the determination letter received from the Internal Revenue Service with respect to Buyer's 401(k) Plan as soon as the determination letter is received.

          5.8.4 Employee Plans.  The Employee Plans for which VNG shall have
                --------------
     responsibility as of the Effective Date are set forth on Schedule 5.8.4.
                                                              --------------

          5.8.5 Retirement Plan Transfer.
                ------------------------

                    (i) As soon as practicable after the Closing, Buyer shall
               establish a defined benefit pension plan and trust (or amend an existing defined benefit plan) for the non-union VNG Employees, which shall be qualified under Sections 401 and 501 of the Internal Revenue Code ("Buyer's Retirement Plan").

                    (ii) Buyer's Retirement Plan shall provide that each non-
               union VNG Employee be given credit for the VNG Employee's service with VNG, its Affiliates and its predecessor companies, for purpose of determining the VNG Employee's eligibility to participate, eligibility for benefits, vesting and accrual of benefits. VNG Employees will not accrue additional benefits after the Effective Date under pension plans maintained by Seller or any of its Affiliates.

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

                    (iii) VNG shall cease to participate in the System Pension
               Plan of Consolidated Natural Gas Company and Its Participating Subsidiaries for Employees Who Are Not Represented By A Recognized Union (the "Seller's Retirement Plan") as of the Effective Date. Assets of the Seller's Retirement Plan equal to the accrued benefit values (as described below) of the non-union VNG Employees will be transferred to Buyer's Retirement Plan as soon as practicable after the accrued benefit values have been determined pursuant to this Section 5.8.5. Buyer shall ensure that all "section 411(d)(6) protected benefits" (as defined in Treasury Regulation 1.411(d)-4) provided by the Seller's Retirement Plan are preserved with respect to transferred benefits in Buyer's Retirement Plan. The term "accrued benefit values" means the present value of the accrued benefits of VNG Employees as of the Effective Date under the Seller's Retirement Plan, computed as if Seller's Retirement Plan had terminated on the Effective Date and based on benefits accrued before the Effective Date. Accrued benefit values shall be calculated as if all affected participants ceased accruing any additional benefits under Seller's Retirement Plan immediately prior to the Effective Date, and for purposes of calculating accrued benefit values, the 1983 Group Annuity Mortality Table and the then applicable PBGC interest rates (including the immediate and deferred rates) shall be used to value benefits upon plan termination, and otherwise actuarial assumptions stated in the last plan actuarial valuation shall be used.

                    (iv) The calculations referred to in Section 5.8.5(iii) will be made by Seller's actuary as soon as practicable following the Closing (but not later than 120 days), subject to review by Buyer's actuary within 60 days following receipt from Seller's actuary of a copy of its valuation together with all other information reasonably necessary for Buyer's actuary to complete its review. In the event of significant, reasonable comment from Buyer's actuary (other than a comment relating to the assumptions described in 5.8.5(ii)) that cannot be resolved between the Buyer's Actuary and Seller's Actuary within ten Business Days, the question or questions in dispute shall then be promptly submitted to any independent actuary of recognized standing to be selected by agreement of Seller and Buyer and whose evaluations shall be binding and final. The fees of any such independent actuary shall be borne equally by Seller and Buyer. The assets shall be transferred in cash.

                    (v) Seller will adjust the amount to be transferred from the
               Seller's Retirement Plan to Buyer's Retirement Plan, as calculated pursuant to Section 5.8.5(iii), by a pro rata share of
                                                               --- ----
               the Seller Retirement Plan earnings, appreciation and depreciation for the

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               period between the Closing and the date on which the assets are actually transferred.

                    (vi) Any benefits that are payable to non-union VNG
               Employees from the Seller's Retirement Plan after the Closing and before the plan assets are transferred shall be paid from the Seller's Retirement Plan in the ordinary course to the extent permitted by law. The amount to be transferred to Buyer's Retirement Plan shall be reduced by the payments made.

                    (vii) The accrued benefits to be credited under Buyer's
               Retirement Plan with respect to the non-union VNG Employees shall not be less than the accrued benefits of the non-union VNG Employees under the Seller's Retirement Plan as of the Effective Date. Buyer shall ensure that Buyer's Retirement Plan provides non-union VNG Employees with the benefits accrued prior to the Effective Date under the Seller's Retirement Plan in accordance with the terms of the Seller's Retirement Plan and applicable law. Effective on the date of transfer of the Seller's Retirement Plan assets, (i) Buyer and Buyer's Retirement Plan shall assume all liabilities in connection with the accrued benefits of non-union VNG Employees under the Seller's Retirement Plan, and (ii) Seller, its Affiliates and the Seller's Retirement Plan shall have no further liability with respect to the accrued benefits of non-union VNG Employees. Seller and its Affiliates shall have no liability whatsoever with respect to Buyer's Retirement Plan.

                    (viii) The parties agree that the transfers described in
               this Section 5.8.5 shall be made in accordance with Section 414(l) of the Internal Revenue Code. Buyer and Seller shall make any appropriate filings required under the Internal Revenue Code or ERISA in connection with the transfers described in this
               Section 5.8.5 as soon as practicable after the Closing. Seller shall be responsible for delivery to VNG Employees of any notice required under Code Section 204(h) in connection with the transactions contemplated by this Agreement.

                    (ix) Buyer will request that the Internal Revenue Service
               issue a favorable determination letter with respect to the qualification under Sections 401 and 501 of the Internal Revenue Code of Buyer's Retirement Plan (and the related trust). Buyer will file with the Internal Revenue Service application for a determination letter for Buyer's Retirement Plan. Buyer will make such changes to the plan as may be required by the Internal Revenue Service in order for the Internal Revenue Service to issue a favorable determination letter. Buyer will provide Seller with a

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               copy of the determination letter received from the Internal
               Revenue Service with respect to Buyer's Retirement Plan within a reasonable time after the determination letter is received.

                    (x) Seller will request that the Internal Revenue Service
               issue a favorable determination letter with respect to the qualification under Sections 401 and 501 of the Internal Revenue Code of the Seller's Retirement Plan (and the related trust). If necessary, Seller will file with the Internal Revenue Service an application for determination letter for the Seller's Retirement Plan. Seller will make such changes to the plan as may be required by the Internal Revenue Service in order for the Internal Revenue Service to issue a favorable determination letter. Seller will provide Buyer with a copy of the favorable determination letter received from the Internal Revenue Service with respect to the Seller's Retirement Plan within a reasonable time after the determination letter is received.

          5.8.6 VNG Retirement Plan Funding.  As soon as practicable following
                ---------------------------
     the Closing, Seller shall cause the VNG Retirement Plan to be fully funded based on calculations as of the Effective Date, so that any such plan will have assets equal to the "accrued benefit values" of the VNG Employees under such plan. For this purpose, the term "accrued benefit values" means the present value of the accrued benefits of VNG Employees as of the Effective Date under the plan, computed as if the plan had terminated on the Effective Date and based on benefits accrued before the Effective Date. Accrued benefit values shall be calculated as if all affected participants ceased accruing any additional benefits under the plan immediately prior to the Effective Date and for purposes of calculating accrued benefit values, the 1983 Group Annuity Mortality Table and then applicable PBGC interest rates (including the immediate and deferred rates) shall be used to value annuities upon plan termination, and otherwise actuarial assumptions stated in the last plan actuarial valuation shall be used. All transfers of assets or additional funding of plans shall be made in cash.

          5.8.7 Transfer from CNG VEBA.  VNG shall cease to participate in the
                ----------------------
     Consolidated Natural Gas Voluntary Employees Beneficiary Association (the "Seller's VEBA") as of the Effective Date. As soon as practicable after Closing, the assets and liabilities of or associated with the VNG Non-Union/Management subaccount of the CNG VEBA shall be transferred to Buyer's VEBA. The assets shall be transferred in cash.

          5.8.8 COBRA.  Buyer shall be responsible for providing group health
                -----
     coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for each non-union VNG Employee and each qualified beneficiary with respect to a non-union VNG Employee who is entitled to COBRA coverage under an Employee Plan of Seller as a result of a "qualifying event" (as defined under COBRA) that occurs on or after the Effective Date. Pursuant to the Buyer's assumption of the group health plan maintained by VNG for union employees, Buyer shall retain liability for COBRA coverage for each union VNG employee and each qualified beneficiary with respect to a union VNG Employee that experienced a "qualifying event" prior to, on or after the Effective Date.

          5.8.9  Flexible Spending Accounts.  The parties have agreed to
                 --------------------------
     continue existing flexible spending accounts through December 31, 2000.

          5.8.10 Administration.  Buyer and Seller shall each make their
                 --------------
     appropriate employees available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits affecting VNG Employees.

          5.8.11 Non-solicitation of Employees.  Seller covenants that it will
                 -----------------------------
     refrain, and will use its best efforts to cause Affiliates of Seller to refrain, from soliciting any of the existing employees of VNG or the employees listed on Schedule 5.8.1 for employment with Seller or its
                         --------------
     Affiliates from the date of this Agreement through the period ending twenty-four (24) months after the Closing Date; provided, however, that Seller may solicit employees terminated by VNG and Schedule 5.8.1
                                                        --------------
     Associated Seller Employees who do not become Related Company Employees..

     9. Section 5.10 of the Agreement is amended to read in its entirety as follows:

          Section 5.10 Satisfaction of Debt.  At or immediately prior to
                       --------------------
          Closing, Seller shall take, or cause VNG to take, such actions as are necessary to (i) extinguish all intercompany debt obligations between VNG, as borrower, and any of Seller or its Affiliates, as lender, other than those listed on Schedule 5.10 attached hereto (ii) terminate as to VNG the Supplemental Agreement, and (iii) extinguish all intercompany payables and receivables between VNG and any of Seller or its Affiliates, other than those listed on Schedule 5.10 attached hereto. Intercompany debt, payables and receivables listed on
          Schedule 5.10 hereto shall be paid by the party owing such debt or payable as promptly as possible after Closing but in any event not later than the date on which the payments are due under Section 2.1.3.

     10. Schedule 3.7 to the Agreement is amended to read in its entirety as follows:

          1. In Case No. PUE970617, Annual Informational Filing Based on the 12 months ended June 30, 1998, the Staff of the State Corporation Commission entered a report that placed VNG's return on equity
               (ROE) above the minimum ROE authorized by the Commission. Consequently, the Staff recommended a write-down of the unamortized balance of VNG's regulatory asset consisting of approximately $1.4 million of deferred OPEB expenses that previously were not recovered through rates. The Commission conducted a hearing during 1999 and on August 8, 2000 issued a Final Order wherein the Commission adopted the findings and recommendations of the July 13, 2000 Report of the Chief Hearing Examiner, and ruled that VNG's regulatory asset for OPEB implementation costs was not fully recovered during the test period for the twelve months ended June 30, 1998. Following this ruling, VNG caused accounting entries to be made consistent therewith, reestablishing the unamortized balance of the regulatory asset on its books of approximately $1.4 million.

          2. Franchises for the use of the streets, alleys or public grounds have expired in the following localities:

               Virginia Beach (pre-1963 city limits)
               Hampton
               Williamsburg
               Suffolk


     11. Schedule 3.16 to the Agreement is amended to read in its entirety as attached hereto.

     12. Schedule 3.19 to the Agreement is amended to add under the heading "CNG Proprietary Software (owned by Seller and licensed to VNG - no payment obligations)," below "EDI Software," the following:

       SAMS Software
       Customizations developed by CNG for use with PeopleSoft HRMS software (as more specifically identified in Exhibit 5.11.2.)

       13. Exhibit 5.11.2 to the Agreement is amended as reflected in the blackline attached hereto.

B.  WAIVERS AND CONSENTS
    --------------------

       1. CNG and AGL have determined that a HSR Act filing is not necessary for this transaction because the sale of VNG is being made pursuant to the terms of a FTC divestiture order. FTC Rule 16 C.F.R. Section 802.70 provides that a filing is not required where the voting securities are to be acquired from an entity that is subject to a divestiture order. Therefore, the parties hereby waive the obligations and closing conditions relating to the HSR Act in Sections 5.2.1, 6.4 and 7.4 of the Agreement.

       2. The parties hereby waive the closing conditions relating to the registration by Buyer under the Public Utility Holding Company Act of 1935, as amended, in Sections 6.4 and 7.4 of the Agreement.

     3. The parties hereby ratify the June 22, 2000 letter agreement by which Seller and Buyer agreed to extend the deadline to June 30, 2000 for submitting to the appropriate agency/ies or third party/ies all declarations, filings and registrations listed on Schedule 3.10 and 4.4.

     4. Pursuant to Section 8.1 of the Agreement, the parties hereby agree that the Closing shall take place on October 6, 2000 and waive any requirement for the Closing to take place on any other date under the Agreement.

     5. AGL hereby consents to and ratifies the following actions taken by VNG between May 8, 2000 and the Closing Date:

          (i) VNG included the Related Company Employees in its performance based incentive program for the first nine months of 2000 and accrued approximately $38,000 therefor;
          (ii) the execution of the transition services agreement between VNG and Seller as contemplated in Section 5.11.1 of the Agreement; and
          (iii) the execution of the software license agreement between VNG and Seller as contemplated in Section 5.11.2 of the Agreement.

C.  MISCELLANEOUS

     1.  Effect of Amendment.  From and after the effective date of this
         -------------------
Amendment, all references to the Agreement set forth in any other agreement or instrument shall, unless otherwise specifically provided, be references to the Agreement as amended by this Amendment and as may be further amended, modified, restated or supplemented from time to time. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Agreement except as expressly set forth herein. Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

     2.  Governing Law.  This Amendment shall be governed by and construed and
         -------------
enforced in accordance with the laws of the Commonwealth of Virginia (without regard to the conflicts of law provisions thereof).

     3.  Severability.  To the extent any provision of this Amendment is
         ------------
prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

     4.  Successors and Assigns.  This Amendment shall be binding upon, inure to
         ----------------------
the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

     5.  Construction.  The headings of the various sections and subsections of
         ------------
this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

     6.  Counterparts.  This Amendment may be executed in any number of
         ------------
counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.


                  [Balance of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the day and year first above written.


     CONSOLIDATED NATURAL GAS COMPANY


     By: /s/ James F. Stutts
         --------------------------------
     Name:   James F. Stutts
     Title:  VP & General Counsel


     DOMINION RESOURCES, INC.


     By: /s/ James F. Stutts
         --------------------------------
     Name:   James F. Stutts
     Title:  VP & General Counsel


     VIRGINIA NATURAL GAS, INC.


     By: /s/ Francis J. Corbett
         --------------------------------
     Name:   Francis J. Corbett
     Title:  Acting President and CEO


     AGL RESOURCES INC.


     By: /s/ Paul R. Shlanta
         --------------------------------
     Name:   Paul R. Shlanta
     Title:  Senior Vice President

Schedule 3.16 VIRGINIA NATURAL GAS - Insurance In-Force
------------------------------------------------------------------------------------------------------------------------------------
                  Coverage                                          Policy           Policy      Amt. of
Policyholder    Description           Broker/Consultant  Insurer    Number           Period      Coverage     Deductible   Comments
------------------------------------------------------------------------------------------------------------------------------------
Consolidated
Natural Gas     Directors &           McGriff, Seibels                                                         $50 Insured
Company         Officers - "Run-Off"  & Williams         Chubb      8142-04-02B       28-Jan-00   $25,000,000  Persons
                                                                                                               $500,000
                                                                                      28-Jan-06                Corporate

                                                         AEGIS      DOO17A1A58        28-Jan-00   $36,000,000  NA
                                                                                      28-Jan-00

                                                         EIM        9D046O-DBDQ       28-Jan-00   $85,000,000  NA
                                                                                      28-Jan-00

                                                         St. Paul   BDODC0246         28-Jan-00   $25,000,000
                                                                                      28-Jan-00
Consolidated
Natural Gas     Fiduciary Liability-  McGriff, Seibels
Company         "Run-Off"             & Williams         Chubb      8142-04-02B       28-Jan-00   $25,000,000      $25,000
                                                                                      28-Jan-00

                                                         AEGIS      FOG17ALA5Q        28-Jan-00   $36,000,000  NA

Dominion                                                                                                       $0 Insured
Resources, Inc.  Directors &          McGriff, Seibels   Chubb      8152-85-62        01-Sep-98   $25,000,000  Persons
                 Officers             & Williams                                                               $1,000,000
                                                                                      01-Sep-01                Corporate

                                                         AEGIS      D086A1A98         01-Sep-98   $25,000,000  NA
                                                                                      01-Sep-01

                                                         EIM        900474-bboo       01-Sep-98   $50,000,000  NA
                                                                                      01-Sep-01

                                                         Zurich     DOC272567300      01-Sep-98   $25,000,000
                                                                                      01-Sep-01

                                                         Chubb      8152-85-83        01-Sep-00   $25,000,000
                                                                                      01-Sep-01

                                                         CNA        171473660         01-Sep-98   $25,000,000
                                                                                      01-Sep-01

                                                         ERMA       752-142248-96     01-Sep-98   $25,000,000
                                                                                      01-Sep-01

                                                         XL
                                                         Insurance  ELUB103400        28-Jan-00   $50,000,000
                                                         Co.                          01-Sep-01
                                                                                                               $25,000
Dominion                                                                                                       Idemnifiable
Resources, Inc. Fiduciary Liability   McGriff, Seibels   Chubb      8152-85-84        01-Sep-98   $25,000,000  Losses
                                      & Williams                                                               $0
                                                                                                               Unindemnifiable
                                                                                      01-Sep-01                Losses

                                                         Travelers  76FF101080834BCM  01-Sep-98   $25,000,000
                                                                                      01-Sep-01

                                                         AEGIS      FD568A1A97        01-Sep-98   $25,000,000  NA
                                                                                      01-Sep-01

Dominion
Resources, Inc. Blarkel Crime         McGriff, Seibels   Chubb      8152-85-84        01-Sep-98   $25,000,000     $250,000
                                      & Williams                                      01-Sep-01
                                                         Royal &
                                                         SunAlFance PSF001748         28-Jan-00   $25,000,000  NA
                                                                                      01-Sep-01

Dominion
Resources, Inc. Special Crime         McGriff, Seibels   Chubb      8160-94-51        01-Jul-00   $25,000,000  None
                                      & Williams                                      01-Jul-02

Dominion
Resources, Inc.     Excess Liability         McGriff, Seibels & Williams AEGIS           XD06A1A00      26-Jan-00     $ 35,000,000

                                             Willis Corroon                                             01-Sep-00
Consolidated
Natural Gas Co      Punitive Damages                                     AEGIS           B0017A1A88     01-Sep-99     $ 35,000,000
                                                                                                        01-Sep-00

                                                                         EIM             500828-58GL    01-Sep-98     $100,000,000

Dominion                                                                                                01-Sep-01
Resources, Inc
                                                                         Primary PKG                    01-Apr-00     $215,000,000
                                                                         Section III                    01-Sep-01

                                                                         Excess PKG                     01-Apr-00     $250,000,000
                                                                                                        01-Sep-01

                             $2,000,000 per
                             occ., ($1,000,000
Dominion                     Employers
Resources, Inc.              Liability                Renewed 9/1/00-01
                             $4,000,000 agg.
                             ($250,000
                             Maintenance
                             Deductible)

Consolidated                 Same as AEGIS
Natural Gas Co               Excess Liability         Renewed  9/1/00-01

                             NA                       Renewed  9/1/00-01


                             NA

                             NA

Dominion
Resources, Inc

------------------------------------------------------------------------------------------------------------------------------------
Policyholder           Coverage                Broker                         Insurer      Policy                  Policy
                     Description                                                           Number                  Period
------------------------------------------------------------------------------------------------------------------------------------
Consolidated
Natural Gas
Company           Excess Workers'          McGriff, Seibels & Williams    AEGIS            C0017A199                 01-Sep-99
                  Compensation             Wills Camoon                                                              01-Sep-00

Consolidated
Natural Gas
Company           Automobile Liability     McGriff, Seibels & Williams    Liberty Mutual    A52-681-004097-160       01-Sep-99
                    (Fronting Policy)                                                                                01-Sep-00

Dominion
Resources, Inc.   Property & Operations    Wills Camoon                   Primary Pkg.                               01-Apr-00
                  Extra Expense            McGriff, Seibels & Williams    Section I & II                             01-Sep-01

                                                                          Excess Pkg.                                01-Apr-00
                                                                                                                     01-Sep-01

Dominion
Resources, Inc.   Employers Liability      McGriff, Seibels & Williams    Liberty Mutual    WC2-681-D04097-059       01-Mar-99
                                                                                            All States               01-May-00

Consolidated
Natural Gas
Company           OAD&D                    NON Employee Benefits          Zurich Insurance  GTU0013661               01-May-00
                                           Consulting Group                                                          01-May-01

Dominion          Professional Liberty - Employed
Resources, Inc.    Lawyers                  McGriff, Seibels & Williams    AEGIS             E0008A1A00              01-Feb-00

                                                                                                                     01-Feb-01

Consolidated                                                              Nuclear Liability
Natural Gas       Nuclear Liability - Suppliers &                         Insurance
Company           Transporters                                            Association       AIS-153                  01-Jan-00
                                                                                                                     01-Jan-01


Consolidated
Natural Gas       Mutual Business Program-                                Energy Insurance
Company           ???????                                                 Bermuda Ltd.      P16-90-01                01-Sep-00

                  Self Funded Package Policy                                                                         01-Sep-00



------------------------------------------------------------
Policyholder        Amt. of             Deductible
                   Coverage
--------------------------------------------------------------

Consolidated       $  35,000,000        $250,000 Renewed 9/1/00-01
Natural Gas
Company


Consolidated
Natural Gas
Company          None                   N/A            Renewed 0/1/00-01

                                        $2,000,000 per
Dominion           $ 350,000,000        occ.
Resources, Inc.                         $4,000,000 agg.
                                        $250,000
                                        maintenance

                   $ 250,000,000        N/A


Dominion           $   1,000,000        None           Renewed 5/1/00-01
Resources, Inc.


Consolidated
Natural Gas
Company         Various                 None


Dominion
Resources, Inc.    $  35,000,000        $0 individual
                                        $50,000
                                        Corporate

Consolidated
Natural Gas
Company            $100,000,000


                   Excess
Consolidated       Liability
Natural Gas        $1,500,000           $500,00
Company            Auto Liability
                   $2,000,000                 $0
                   Onshore
                   Property
                   $1,500,000           $500,00
                   Offshore
                   Property
                   $1,000,000        $1,000,000

                                 Schedule 5.10


1.  10/3/2000  ($158,000.00)

2.  10/4/2000  $21,000.00

3. Intercompany payables, receivables or debt incurred on or after October 1, 2000 for the purpose of making payments to third parties other than Affiliates of Seller



( )- Indicates amount paid by VNG to Seller.